EXHIBIT 99.1 PRESS RELEASE ISSUED MARCH 24, 2006

FOR IMMEDIATE RELEASE

MARCH 24, 2006

PRESS RELEASE

Citizens Financial Announces 2005 Results

LOUISVILLE, KY--March 24, 2006--Citizens Financial Corporation (NASDAQ-CNFL) today reported net income in the year ended December 31, 2005 of $324,000 or $0.19 per share, compared to a net income of $256,000 or $0.15 per share in 2004 and net income in the quarter ended December 31, 2005 of $168,000 or $0.10 per share compared to a net income for the same quarter in 2004 of $1,092,000 or $0.65 per share. Premium income decreased 8.3% to $25,656,000 from 2004 while total revenues decreased 10.2% to $33,530,000. The pre-tax loss from operations, which excludes net realized investment gains and losses, amounted to $(456,000) in 2005 compared to a pre-tax loss of $(2,662,000) (including $1,190,000 of non-recurring litigation costs and $636,000 of other nonrecurring expenses) in 2004. Net realized investment gains were $780,000 and $50,000 for the year and quarter ended December 31, 2005, while such amounts were $2,868,000 and $1,664,000 for the respective 2004 periods. Shareholders’ equity decreased 11.7% to $17,437,000 as of year-end, with unrealized after-tax investment losses of approximately $2,642,000.

The 2005 increase in pretax income of $118,000 results from the positive effects of: (a) an increase in investment and other income of $577,000, (b) a decrease in policyholder benefits and commissions of $2,934,000, (c) a decrease in general expenses and depreciation of $864,000, and (d) a decrease in amortization of deferred policy acquisition costs and value of insurance acquired of $236,000, offset by a decrease in acquisition costs deferred of $63,000, offset by the negative effects of: (e) a decrease in premiums and other considerations of $2,317,000, or 8.3% (Preneed decreased $1,937,000, dental decreased $545,000, home service decreased $135,000, other health decreased $150,000, while broker life increased $450,000 (including new final expense premiums of $324,000)), (f) a decrease in net realized investment gains of $2,088,000, and (g) an increase in interest expense of $25,000.

Detailed financial information is available in the Company’s Annual Report on Form 10-K for the year filed today with the Securities and Exchange Commission, which can be accessed at www.citizensfinancialcorp.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-K for 2005.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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1.

Citizens Financial Corporation

Results in tabular form:

Quarter ended December 31
	2005	2004
Segment Revenues	$ 7,770,000	$ 7,948,000
Net realized investment gains	$ 50,000	$ 1,664,000
Total Revenues	$ 7,820,000	$ 9,612,000
Net Income	$ 168,000	$ 1,092,000
Net Income Per share	$ 0.10	$ 0.65

Year ended December 31
	2005	2004
Segment Revenues	$ 32,750,000	$ 34,490,000
Net realized investment gains	$ 780,000	$ 2,868,000
Total Revenues	$ 33,530,000	$ 37,359,000
Net Income	$ 324,000	$ 256,000
Net Income Per share	$ 0.19	$ 0.15

Selected Financial Position Data at December 31
	2005	2004

Total Assets	$ 153,281,000	$ 157,271,000
Notes Payable	$ 5,375,000	$ 5,792,000
Shareholders’ Equity	$ 17,437,000	$ 19,754,000
Shareholders’ Equity per share	$ 10.43	$ 11.82